SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2006

ACADIA REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1311 Mamaroneck Avenue, Suite 260 White Plains, New York	10605
(Address of principal executive offices)	(Zip Code)

(914) 288-8100

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Item 1.01	Entry Into a Material Definitive Agreement

On January 6, 2006, the Board of Trustees (the “Board”) of Acadia Realty Trust (the “Company”) granted increases in annual salaries and 2005 performance bonuses to the below officers, which includes, among others, all of the named executive officers in the Proxy Statement for the Company’s 2005 Annual Shareholders Meeting. Except for the special, one-time performance bonus as described in footnote 3 to the table, the salary increases and bonuses are for efforts and services of these officers on behalf of the Company in 2005 and for the benefits to the Company as a result of these services and are summarized in the following table:

	Increase in Salary/Total Salary	Cash Bonus [1]	Elective Restricted Shares [1]	Restricted Shares [2]	Special One-time Bonus[3]	Options [4]
Kenneth F. Bernstein President and Chief Executive Officer	$40,000/ $440,000	$ --	$930,059	$605,000	$1,750,000	$145,000
Joel Braun Senior Vice President, Chief Investment Officer	$20,000/ $225,000	$220,000	$ --	$220,500	$850,000	$24,500
Robert Masters Senior Vice President, General Counsel	$20,000/ $225,000	$ --	$126,227	$99,000	$400,000	$11,000
Joseph Hogan Senior Vice President, Director of Construction	$20,000/ $225,000	$100,000	$ --	$90,000	$400,000	$10,000
Joseph Napolitano Senior Vice President, Director of Operations	$20,000/ $225,000	$100,000	$ --	$90,000	$375,000	$10,000
Joseph Povinelli Senior Vice President, Director of Leasing	$20,000/ $225,000	$105,000	$ --	$126,000	$350,000	$14,000
Michael Nelsen Senior Vice President, Chief Financial Officer	$20,000/ $225,000	$105,000	$ --	$90,000	$200,000	$10,000
Robert Scholem Senior Vice President, Director of Property Management	$65,000/ $200,000	$100,000	$ --	$54,000	$200,000	$6,000

1 The above individuals have the option of receiving their cash bonus, or a portion thereof, in restricted common shares of beneficial interest (“Common Shares”) at a discount to the market price of the Company’s Common Shares of 20% for the first 50% of cash bonus and 30% of the remaining 50% of cash bonus. The above amounts reflect the individual’s election related to this option. These restricted Common Shares will vest 30% immediately and the balance equally on the next four anniversaries of the grant date of such restricted Common Shares and the number of such shares issued is based on the preceding 20-day average closing prices of the Company’s Common Shares from the date of grant ($20.12).

2 These restricted Common Shares will vest as follows:

(i) 30% immediately;

(ii) 35% over four years on the next four anniversaries of the grant date of such restricted Common Shares;

(iii) 17.5% over four years on the next four anniversaries of the grant date of such restricted Common Shares subject to the Company achieving the lesser of (x) 11% total return, or (y) 100% of the Company’s peer group average return, or (z) growth in Funds from Operations equal to the Company’s peer group average; and

(iv) 17.5% over four years on the next four anniversaries of the grant date of such restricted Common Shares subject to the Company achieving the lesser of (xi) 8% total return, or (y) 75% of the Company’s peer group average return, or (z) growth in Funds from Operations equal to 75% the Company’s peer group average.

These thresholds will be tested on both an annual and cumulative basis over the vesting periods.

3 The Board also approved a special, one-time performance bonus recognizing management’s outstanding achievements in enhancing shareholder values over the past five years, including, but not limited to, total shareholder return and the recent recapitalization of the Wilmington, Delaware portfolio. The aggregate amount of this special bonus (inclusive of the amounts set forth in the table) is $5,130,000 in the form of restricted Common Shares which will vest over a period of not less than five years and the number of such shares issued is based on the preceding 20-day average closing prices of the Company’s Common Shares from the date of grant ($20.12). This special bonus is to be allocated among the above-named executive officers, all other officers and certain other employees.

4 These options to acquire Common Shares will be granted under the Company’s 2003 Share Incentive Plan and will vest over three years with 33% vesting as of the grant date and the remaining vesting on the next two anniversaries of the grant date. The option exercise price will be the average of the high and low trading prices of the Common Shares on the date of grant ($20.65).

In aggregate, including the above-named executive officers, the Company granted $4,329,960 in performance bonuses, comprised of $1,368,427 cash, $2,709,520 of restricted Common Shares and $252,013 of options. The restricted Common Shares and options granted to non-executive employees vest similarly to those issued to the executive officers except that of the 70% that does not vest immediately, 25% thereof is subject to the performance requirements as compared to 50% for the executive officers.

Finally, the Board approved increases in Trustee fees as detailed below:

	Original	Increase	Revised
Annual retainer [1,2]	$20,000	$10,000	$30,000
Audit Committee Chair	$ 5,000	$ 2,500	$ 7,500
Other Committee Chairs	$ 2,500	$ 2,500	$ 5,000
Committee meeting attendance	$ 1,000	$ 500	$ 1,500
Board meeting attendance	$ 1,250	$ 500	$ 1,750
Telephonic meeting	$ 500	$ 250	$ 750

1 Consistent with previous years, 50% of this amount will be paid in Common Shares.

2 In addition, Trustees also receive an annual grant of 3,000 options to purchase Common Shares, which vest immediately. The value of these options is not included in the above table.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST
(Registrant)

Date: January 12, 2006	By: /s/ Michael Nelsen

Name: Michael Nelsen
Title: Sr. Vice President and Chief Financial Officer

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